Press Release

April 17, 2008

FOR IMMEDIATE RELEASE
For more information contact:
Doug Gulling, Executive Vice President and Chief Financial Officer (515) 222-2309

WEST BANCORPORATION, INC. ANNOUNCES QUARTERLY DIVIDEND AND RESULTS FOR 1st QUARTER OF 2008

West Des Moines, IA - West Bancorporation, Inc. (NASDAQ: WTBA) (the “Company”), parent company of West Bank and WB Capital Management Inc. (“WB Capital”), reports net income of $4,468,000 or $0.26 per share, for the first quarter of 2008, compared to $4,444,000 or $0.25 per share, for the first quarter of 2007. The return on average equity and return on average assets were 14.76 percent and 1.36 percent, respectively, for the first quarter of 2008, and 15.86 percent and 1.38 percent, respectively, for the first quarter of 2007.

Net income for the first quarter of 2008 was $24,000 higher than the first quarter of 2007; however, certain components of net income changed more significantly. Net interest income increased $565,000 due to higher levels of earning assets and a higher net interest margin. The net interest margin for the first quarter of 2008 was 3.38 percent compared to 3.24 percent for first quarter of last year. The provision for loan losses was $600,000 for this year, up from $300,000 last year. See below for a discussion of asset quality. Noninterest income was down slightly ($34,000), with the largest decrease in this category being overdraft fees. Customers have modified their check writing habits resulting in fewer checks presented against non-sufficient funds. Noninterest expenses for the first quarter were 3.3 percent or $215,000 higher than for the same period last year. Compensation related expenses were up $115,000 due to personnel additions and annual merit increases. Marketing and training expenses increased $113,000. Marketing expenses are up related to a new sales campaign and a new product offering. The Company began an extensive sales training program for our branch consumer bankers, commercial bankers and the investment advisory sales force. A new product called “Reward Me Checking” has been introduced that pays a certificate of deposit-like interest rate if the customer performs a certain number of electronic banking transactions. In addition, West Bank is the banking partner for a new internet savings program called SmartyPig. SmartyPig, which was developed by two Des Moines area entrepreneurs, is designed to reward customers who are saving money for specific purposes. Both products are explained in detail on West Bank’s website: www.westbankiowa.com.

During the first quarter of 2008, loans grew by $22 million. The loan growth was funded by Federal Home Loan Bank (“FHLB”) advances. The FHLB advances consisted of a $25 million, 10-year advance with an interest rate of 2.70 percent that is callable after three years, and a $25 million, 5-year advance with an interest rate of 1.91 percent that is callable after three months. Deposits declined during the first quarter, but the decline was primarily attributable to the maturity of wholesale deposits. The cost of those deposits was higher than the cost of the FHLB advances. The investment portfolio declined $73 million as the result of bonds that were called due to the lower interest rate environment. Approximately $45 million of those proceeds have been retained in Federal funds sold with the remaining funds used to pay down wholesale deposits.

Non-performing assets were $7,079,000 at March 31, 2008, compared to $6,032,000 at the end of 2007. Other real estate owned increased by $625,000 to $780,000 during the first quarter of 2008 due to the foreclosure of a townhouse construction project. The project is about 80 percent complete and at this time management does not believe a loss will be incurred. Loans 90 days past due and still accruing interest increased by $388,000 to $796,000. Most of this increase was in the construction loan category. Management believes the loans are sufficiently collateralized to receive all principal and interest. While there was some activity in the non-accrual loan category, the balance only increased by $34,000 to $5,503,000. Net loan charge offs for the first quarter of 2008 were $275,000 compared to $51,000 for the first quarter of 2007 and $1,170,000 in the fourth quarter of 2007. The provision for loan losses for the first quarter of 2008 was $600,000 compared to $300,000 for the first quarter of 2007. The allowance for loan losses as a percent of total loans was .92 percent as of March 31, 2008, the same as a year ago and up from .91 percent at the end of 2007. Non-performing assets as a percentage of loans at March 31, 2008, was 0.70 percent compared to 0.61 percent at 2007 year end and 0.31 percent a year ago.

On April 16, 2008, the Board of Directors of West Bancorporation, Inc. declared a regular quarterly dividend of $0.16 per common share of outstanding stock. The dividend is payable on May 14, 2008, to shareholders of record on April 28, 2008. As of April 16, 2008, there were 17,403,882 shares of common stock outstanding. During January 2008, the Company repurchased 58,300 shares of its common stock at an average price of $13.53. The Board also authorized the buy-back of Company stock over the next 12 months in an amount up to $5 million. This authorization replaces a similar one made in April 2007, under which 132,800 shares were purchased at a total cost of $1,763,092.

The Company will discuss its results for the first quarter of 2008 during a conference call scheduled for 2:00 p.m. central time on Thursday, April 17, 2008. The telephone number for the conference call is 800-860-2442. A recording of the call will be available until April 25, 2008, at 877-344-7529, pass code: 415077.

West Bancorporation, Inc. is headquartered in West Des Moines, Iowa. Serving Iowans since 1893, West Bank, a wholly-owned subsidiary of West Bancorporation, Inc., is a community bank that focuses on lending, deposit services, and trust services for consumers and small- to medium-sized businesses. West Bank has two full-service offices in Iowa City, one full-service office in Coralville, and seven full-service offices in the greater Des Moines area. WB Capital Management Inc., also a wholly-owned subsidiary of West Bancorporation, Inc., has offices in West Des Moines and Coralville. It provides portfolio management services to retirement plans, corporations, public funds, mutual funds, foundations, endowments, and high net worth individuals.

The information contained in this report may contain forward-looking statements about the Company’s growth and acquisition strategies, new products and services, and future financial performance, including earnings and dividends per share, return on average assets, return on average equity, efficiency ratio and capital ratio. Certain statements in this report constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements preceded by, followed by or that include the words “believes,” “expects,” “should” or “anticipates,” or references to estimates or similar expressions. Such forward-looking statements are based upon certain underlying assumptions, risks and uncertainties. Because of the possibility of change in the underlying assumptions, actual results could differ materially from these forward-looking statements. Risks and uncertainties that may affect future results include: interest rate risk; competitive pressures; pricing pressures on loans and deposits; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; actions of bank and non-bank competitors; changes in local and national economic conditions; changes in regulatory requirements, including actions of the Securities and Exchange Commission and/or the Federal Reserve Board; and customers’ acceptance of the Company’s products and services. The Company undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

WEST BANCORPORATION, INC. AND SUBSIDIARIES
Financial Information (unaudited)
(in thousands, except per share data)

	March 31,	March 31,
CONSOLIDATED STATEMENTS OF CONDITION	2008	2007
Assets
Cash and due from banks	$50,357	$30,931
Short-term investments	45,494	24,426
Securities	166,722	260,016
Loans held for sale	1,597	252
Loans	1,005,824	946,493
Allowance for loan losses	(9,260)	(8,743)
Loans, net	996,564	937,750
Goodwill and other intangible assets	26,885	27,703
Bank-owned life insurance	24,533	23,172
Other assets	23,889	25,847
Total assets	$1,336,041	$1,330,097

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	$204,690	$193,111
Interest-bearing
Demand	80,537	71,776
Savings	233,270	209,070
Time	365,354	450,057
Total deposits	883,851	924,014
Short-term borrowings	143,058	143,918
Long-term borrowings	173,369	134,369
Other liabilities	13,329	11,903
Stockholders’ equity	122,434	115,893
Total liabilities and stockholders’ equity	$1,336,041	$1,330,097

	PER COMMON SHARE		MARKET INFORMATION (1)
	Net Income	Dividends	High	Low
2008
1st quarter	$0.26	$0.160	$14.43	$11.71

2007
1st quarter	$0.25	$0.160	$18.25	$14.29
2nd quarter	0.29	0.160	16.36	14.17
3rd quarter	0.28	0.160	16.19	14.68
4th quarter	0.25	0.160	15.98	11.85

(1) The prices shown are the high and low sale prices for the Company's common stock, which trades on the NASDAQ Global Market, under the symbol WTBA. The market quotations, reported by NASDAQ, do not include retail markup, markdown or commissions.

WEST BANCORPORATION, INC. AND SUBSIDIARIES
Financial Information (continued) (unaudited)
(in thousands, except per share data)

	Three months ended
	March 31,
CONSOLIDATED STATEMENTS OF INCOME	2008	2007
Interest income
Loans	$16,377	$17,104
Securities	2,326	2,855
Other	160	289
Total interest income	18,863	20,248

Interest expense
Deposits	5,972	7,572
Short-term borrowings	1,293	1,683
Long-term borrowings	1,722	1,682
Total interest expense	8,987	10,937

Net interest income	9,876	9,311
Provision for loan losses	600	300
Net interest income after provision for loan losses	9,276	9,011

Noninterest income
Service charges on deposit accounts	1,046	1,128
Trust services	194	181
Investment advisory fees	1,938	1,959
Increase in cash value of bank-owned life insurance	192	216
Net realized gains from sales of securities
available for sale	5	4
Other income	461	382
Total noninterest income	3,836	3,870

Noninterest expense
Salaries and employee benefits	3,731	3,616
Occupancy	900	934
Data processing	492	467
Other expense	1,546	1,437
Total noninterest expense	6,669	6,454

Income before income taxes	6,443	6,427
Income taxes	1,975	1,983
Net income	$4,468	$4,444

PERFORMANCE HIGHLIGHTS
Return on average equity	14.76%	15.86%
Return on average assets	1.36%	1.38%
Net interest margin	3.38%	3.24%
Efficiency ratio	47.10%	47.53%